SCHEDULE 14C INFORMATION

Amendment No. 1

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

[  ]    Preliminary Information Statement

[  ]     Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[X]     Definitive Information Statement

View Systems, Inc.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee

[X]    No Fee Required

[  ]     Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11:

(1)

Title of each class of securities to which transaction applies:

(2)

Aggregate number of securities to which transaction applies:

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act  Rule 0-11  (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)

Proposed maximum aggregate value of transaction:

(5)

Total fee paid:

[  ]   Fee paid previously with preliminary materials.

[  ]   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registrant statement number, or the form or schedule and the date of its filing.

(1)

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(2)

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(3)

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(4)

Date Filed

View Systems, Inc.

1550 Caton Center Drive, Suite E

Baltimore, Maryland 21227

Telephone: (410) 242-8439

INFORMATION STATEMENT

We are writing to advise you that we intend to undertake a 1 for 80 reverse stock split of our issued and outstanding common shares. This action was approved on May 23, 2008 by our majority shareholder Mr. Gunther Than by written consent.  Therefore, no further votes will be needed. The action is not effective until appropriate documents are filed with the State of Nevada Secretary of State’s office. We anticipate an effective date for these actions of October 8, 2008, or as soon thereafter as practicable.

This Information Statement is being provided pursuant to the requirements of Rule 14c-2 promulgated under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to inform holders of common stock entitled to vote or give an authorization or consent in regard to the corporate actions that this corporate action has been approved by a written consent of a majority of stockholders.

If you have any questions regarding this information statement please contact:

Stockholder Relations

View Systems, Inc.

1550 Caton Center Drive, Suite E

Baltimore, Maryland 21227

WE ARE NOT ASKING FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

THE TRANSACTION DISCUSSED IN THIS INFORMATION STATEMENT IS BEING PROVIDED FOR INFORMATIONAL PURPOSES ONLY.

THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

AMENDMENT NO. 1

We corrected the first two sentences of the second paragraph under the sub-section entitled, “Anti-Dilution Rights.”  The Information Statement is being mailed out as corrected and without reference to the amendment..

INTRODUCTION

We are writing to advise you that we intend to undertake a 1 for 80 reverse stock split of our issued and outstanding common shares. This action was authorized by majority shareholder Mr. Gunther Than by written consent on May 23, 2008.   The action is not effective until after the 20-day period described in the bottom paragraph on this page.

One of the reasons that we are executing a reverse stock split of our common stock is that we intend to seek the agreement of certain creditors to allow the conversion of more than $1,000,000 in debt obligations into Company common stock.  We may also issue common stock to increase our working capital, provided that market conditions for our common stock make such a financing feasible. The terms of the proposed financings are not yet determined and may depend to a substantial degree on the market price of our common stock at that time. Thus, we cannot guarantee at this time that we be able to raise any particular amount of funds or that we will be issuing a particular quantity of shares. In all likelihood, we will be offering the shares ourselves without the benefit of investment banking assistance.  We anticipate that we will offer our common stock in a transaction exempt from registration pursuant to Rule 506 of Regulation D unless potential investors prefer the Company to issue stock in a registered offering. We will not make any offers to sell shares until we have determined whether the offering will be registered or issued pursuant to an exemption from registration.

The proposed reverse split is not intended to take the Company private.    The proposed reverse split, when effective, will not change our authorized shares of common stock or par value.   Except for any changes as a result of the treatment of fractional shares, each shareholder who owns 80 or more shares should hold the same percentage of common stock outstanding immediately following the reverse stock split as the shareholder did immediately prior to the reverse stock split.

Simultaneously with the proposed action, we will effect a 1 for 80 reverse split of our Series A preferred stock. However, common stockholders do not have a right to vote on matters pertaining to the class of Series A preferred. We are informing you of this simultaneous action pertaining to the Series A preferred stock solely as a courtesy.

Nevada Revised Statutes (“NRS”) 78.320 and our bylaws provide that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, if before or after the action, a written consent is signed by stockholders holding at least a majority of the voting power.  NRS 78.350 provides that the record date is the first date on which a valid, written consent is delivered in accordance with NRS 78.320.   Accordingly, the record date for stockholders entitled to vote on the reverse split of common stock is anticipated being at least 20 days after the mailing of this Information Statement (the “Record Date”).  On June 30, 2008 we had 99,772,995 shares of common stock outstanding and 7,171,725 shares of Series A Preferred stock outstanding.  The approval and ratification by the stockholders for the matters voted upon will become effective twenty calendar days from the mailing date of this information statement.  We anticipate that this information statement will be mailed on or about September 18, 2008.  After the twenty-day period, our executive officers will complete any necessary procedures to effect the approved corporate actions.

THE REVERSE SPLIT

We will effect a one-for-eighty (1:80) reverse split of our issued common stock.  At June 30, 2008 there were 99,772,995 shares of our common stock issued and outstanding. The effect of the reverse-split is that each 80 shares of our common stock outstanding immediately prior to the Effective Date (the "Old Shares") will be automatically converted into one (1) share of our common stock (the "New Shares"), reducing the number of outstanding shares of our common stock to approximately 1,247,163 shares, subject to rounding.  Fractional shares will be rounded up.

The effective date for the reverse split is anticipated to be on or about October 8, 2008. Our common stock will be quoted on the OTC Bulletin Board at the post-split price on the Effective Date.   Prior to the Effective Date, we will announce the new trading symbol for our common stock on the OTC Bulletin Board which will reflect the post-split trading.   The New Shares will be fully paid and non-assessable.  The New Shares will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the Old Shares.

The reverse stock split will have the following effects upon our common stock:

1.

The number of shares owned by each holder of common stock will be reduced eighty fold;

2.

The number of shares of our common stock which will be issued and outstanding after the reverse stock split will be reduced from 99,772,995 shares of our common stock to approximately 1,247,163 shares, subject to rounding.

3.

The per share loss and net book value of our common stock will be increased because there will be a lesser number of shares of our common stock outstanding;

4.

The stated capital on our balance sheet attributable to the common stock will be decreased 80 times  its present amount and the additional paid-in capital account will be credited with the amount by which the stated capital is decreased;

5.

The total number of shareholders will not change as a result of the reverse-split; and

6 .

All outstanding convertible securities and options entitling the holders thereof to purchase shares of common stock will enable such holders to purchase, upon exercise thereof, 80 times fewer of the number of shares of common stock which such holders would have been able to purchase upon exercise.

Reasons for and Possible Consequences of  the Reverse Split

Our majority shareholder and board of directors believe that our current capital structure is inappropriate for our present and future needs. We have 100,000,000 shares of common stock authorized and 99,772,995 of common stock issued and outstanding.  We also have 10,000,000 shares of Series A Preferred stock authorized, of which 7,171,725 are issued and outstanding.  We also have more than $1,000,000 in debt obligations that we would like to convert into equity, if agreeable to those creditors, and we are in need of cash to finance our current operations.  In addition, our current share price is approximately $0.01 per share.  If we sold all of our unissued common stock for $0.01 per share, we would realize approximately $2,270. Therefore, under our current capitalization structure, we do not have enough authorized common shares to achieve any of our goals.  We have survived by minimizing our operations and expenses and from receiving capital infusions from several of our directors.  In the opinion of the Board and our majority shareholder, we either have to greatly increase our authorized common shares, or we need to reverse split our common stock. We anticipate that after the Effective Date of our reverse stock split, our stock price will rise by a factor of 80 (or $0.80 per share), bringing the market value of our unissued common stock to approximately $79 million. A subsequent issuance of additional common stock may tend to depress the per share price of our common stock, but we have no way of predicting the precise effects on our common stock price at this time. We believe that the overall effect of the reverse stock split, and, if possible, a subsequent capital raise, will be beneficial to the Company, especially if we are able to strengthen our balance sheet by reducing debt.

An alternative to a reverse stock split is an increase in our authorized number of common shares.  We chose not to increase our authorized amount of common stock because if we authorized additional shares, we felt that we would convey the wrong impression that too many cheap shares of our common stock could be issued, thereby decreasing potential stockholder value. For example, if we have fewer shares of our common stock issued as proposed in the reverse split, our stock price could be higher and attract a different type of investor looking for long-term growth and not a quick run-up in the value of low price stock. However, stockholders should note that the effect of the reverse split upon the market price for our common stock cannot be accurately predicted and that an increase in our share price is not a certainty. Furthermore, there can be no assurance that the market price of our common stock immediately after a reverse split will be maintained for any period of time. Moreover, because some investors may view the reverse split negatively, there can be no assurance that the reverse split will not adversely impact the market price of our common stock or, alternatively, that the market price following the reverse split will either exceed or remain in excess of the current market price.

Another reason for the reverse split is to reduce the number of outstanding shares in an effort to increase the market value of the remaining outstanding shares. In approving the reverse split, the board of directors and our majority shareholder considered that the Company's common stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. The Board also believes that most investment funds are reluctant to invest in lower priced stocks.  It should also be noted that the liquidity of our common stock might be adversely affected by the reverse split given the reduced number of shares of our common stock that would be outstanding after the reverse split. The Board anticipates, however, that the expected higher market price as a result of the reverse split will reduce, to some extent, the negative effects on the liquidity and marketability of our common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

However, the effect of the reverse split upon the market price for the Company's common stock cannot be predicted with certainty, and the history of similar stock split combinations for companies in like circumstances is varied. There can be no assurance that the market price per share of the Company's common stock after the reverse split will rise in proportion to the reduction in the number of shares of common stock outstanding resulting from the reverse split. The market price of the Company's common stock may also be based on its performance and other factors, some of which may be unrelated to the number of shares outstanding.  If the market price of the Company's Common Stock declines after the Reverse Split, the percentage decline as an absolute number and as a percentage of the Company's overall capitalization may be greater than would occur in the absence of a Reverse Split.

In addition, it is anticipated that the Company will be issuing additional common shares to creditors in exchange for the retirement of debt obligations and to investors in exchange for cash, which may have a negative effect on the price of the common stock to the extent that such shares may be sold in Rule 144 transactions. The issuance of additional common stock after the revere split will be dilutive to existing common stockholders, but the Board is cognizant that the interests of common stockholders would also be diluted in the alternative scenario if we increased the authorized common stock and then issued additional shares to achieve our debt conversion and capital financing goals.

There is no assurance, however, that a higher market price will encourage more broker-dealers or investors to become involved in our common stock. Nevertheless, we believe that a reverse split is preferable to an increase in the authorized common shares because, as a general rule, potential investors who might consider making investments in our company may be unwilling to do so when we have a large number of shares issued and outstanding and our price per share is in the sub-penny range.  A reduction in the total outstanding shares may, without any assurance, make our capitalization structure more attractive.

Simultaneously with the reverse split of the common stock, we intend to reverse the issued and outstanding Series A preferred stock in a 80 to 1 ratio, but we will not change the number of authorized Series A preferred shares.  All Series A preferred shares are issued to Mr. Gunther Than.  Mr. Than will have 89,647 Series A preferred shares after the reverse split of the Series A preferred.  Mr. Than will continue to have 15 votes of common stock for every one share of Series A preferred.  Common stockholders are not entitled to vote on the decision by Mr. Than to reduce the issued and outstanding shares of Series A preferred, and information pertaining to the Series A preferred is included in this Information Statement solely for your informational purposes.

Anti-Takeover Effects

The reverse stock split of common stock, after being effectuated, will have the effect of decreasing the number of authorized and issued common stock while leaving unchanged the number of authorized shares of common stock.  We will continue to have 100 million shares of authorized common stock after the reverse split. However, while the total number of authorized shares will not change, after the Effective Date of the reverse stock split, the number of authorized but unissued shares of common stock effectively will be increased significantly by the reverse split because the 99,772,995 shares outstanding prior to the reverse split, approximately 99.8% of the 100 million authorized shares, will be reduced to approximately 1,247,163 shares, or 1.2% of the 100 million authorized shares.

 In the aggregate, 10,000,000 shares of Series A preferred stock have voting rights, and, in any event, Mr. Than holds a majority of the Series A preferred stock. Therefore, after the reverse split of common stock is declared effective, a hostile bidder still could not effect a change in control without Mr. Than’s consent.

In the future, if additional authorized common shares are issued, it may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of common stock. At this time, the Board of Directors plans to issue an unspecified number of shares of common stock from the effective increase in the number of our authorized but unissued shares generated by the reverse stock split.

Appointment of Additional Directors and Related Restructuring of Series A Preferred Shares

Voting Authorization to Restructure Series A Preferred Stock and to Appoint Directors

By the terms of the Certificate of Designation of Preferences and Rights of Series A Preferred Stock, common stockholders do not have the right to vote on changes made to the Series A preferred stock.  Mr. Than’s vote as majority Series A preferred stockholder in favor of the proposed reverse split to the Series A preferred stock is sufficient to cause the proposed change to the Series A preferred stock to be authorized.  Mr. Than’s Series A preferred stock has the right to vote on all shareholder matters at a 15:1 ratio of preferred stock votes to common stock votes.  Accordingly, Mr. Than alone, as majority Series A preferred stockholder, controls more than 52% of the voting rights of the shareholders on all issues, and, therefore, a sufficient number of votes will be cast by Mr. Than for shareholder approval of all of the proposed actions, including the appointment of additional directors to the board of directors.

Actions Authorized by a Voting Majority But Not Yet Effective

At special meetings attended by Mr. Gunther Than, as majority shareholder and as a director, and by a majority of the board of directors, the following actions were taken by written consent:

On May 12, 2008, we:

•

Re-appointed William D. Smith to the Board of Directors;

•

Appointed Michael Woodford, Esq. to the Board of Directors; and

On May 23, 2008, we authorized the proposed reverse common stock split and authorized fractional shares to be rounded up;

None of the above actions shall be effective until at least 20 days after the distribution of this Information Statement, the filing with the State of Nevada Secretary of State’s office of the appropriate documents to effectuate these actions, and the delivery of timely notice to NASDAQ.

Interest of certain persons in or opposition to matters to be acted upon.

Pre-Split

The following tables set forth information as of June 30, 2008 regarding the pre-reverse-split beneficial ownership of our common and preferred stock, (a) each stockholder who is known by the Company to own beneficially in excess of 5% of our outstanding common stock; (b) each director known to hold common stock; (c) the Company's chief executive officer; and (d) the executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of common stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of stock. The percentage of beneficial ownership of common stock is based upon 99,772,995 shares of common stock outstanding as of June 30, 2008.

		NUMBER OF SHARES	PERCENT OF SHARES
NAME AND ADDRESS OF	TITLE	BENEFICIALLY	BENEFICIALLY
BENEFICIAL OWNER	OF CLASS	OWNED	OWNED

Michael L. Bagnoli	Common	720,000 (1)	Less than 1%
40 Redwood Court
Lafayette, Indiana 47905
Director

Martin Maassen	Common	2,449,919 (2)	2.5%
1340 Fawn Ridge Drive
West Lafayette, Indiana 47906
Director

Gunther Than	Common	2,584,140	2.6%
1550 Caton Center Drive, Suite E	Preferred	7,171,725	100%
Baltimore, Maryland 21227
Director, CEO

All Directors and officers	Common	5,754,059	5.8%
As a group	Preferred	7,171,725	100%

(1)   Represents 610,000 shares held by Mr. Bagnoli, 40,000 shares held by his spouse and 70,000 shares held by a trust.

(2)   Represents 1,699,919 held by Mr. Maassen and his spouse and 750,000 shares held by his spouse.

Post-Split

The following tables set forth information as of June 30, 2008 regarding the post-split beneficial ownership of our common and preferred stock, (a) each stockholder who is known by the Company to own beneficially in excess of 5% of our outstanding common stock; (b) each director known to hold common stock; (c) the Company's chief executive officer; and (d) the executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of common stock, except to the extent that authority is shared by spouses under  applicable law, and (ii) record and beneficial ownership with respect to their shares of stock. The percentage of beneficial ownership is based upon 1,247,163 shares of common stock projected to be outstanding after the Effective Date.

		NUMBER OF SHARES	PERCENT OF SHARES
NAME AND ADDRESS OF	TITLE	BENEFICIALLY	BENEFICIALLY
BENEFICIAL OWNER	OF CLASS	OWNED	OWNED

Michael L. Bagnoli	Common	9,000 (1)	Less than 1%
40 Redwood Court
Lafayette, Indiana 47905
Director

Martin Maassen	Common	30,624 (2)	2.5%
1340 Fawn Ridge Drive
West Lafayette, Indiana 47906
Director

Gunther Than	Common	32,302	2.6%
1550 Caton Center Drive Suite E	Preferred	89,647	100%
Baltimore, Maryland 21227
Director, CEO

Michael Woodford, Esq.	Common	--	--
3227 61st Street
Boulder, CO 80301
Director

William D. Smith	Common	14,750	1.2%
1550 Caton Center Drive Suite E
Baltimore, Maryland 21227

All Directors and officers	Common	86,676	7.0%
as a group	Preferred	89,647	100%

(1)  Represents 7,625 common shares held by Mr. Bagnoli, 500 common shares held by his spouse and 875 common shares held by a trust.

(2)   Represents 21,249 common shares held by Mr. Maassen and his spouse and 9,375 common shares held by his spouse.

Executive Compensation.

No director or officer of the Company has been compensated or has an agreement to receive compensation for director’s services rendered to the Company.

OTHER INFORMATION

The reverse stock split will be effected by NASDAQ and will be reported to our stock transfer agent.   NASDAQ will increase the quote of our common stock by a factor of 80 on or after October 8, 2008, the Effective Date of the reverse-split.

Following the Effective Date, the share certificates representing the Old Shares will continue to be valid. In the future, new share certificates will be issued reflecting the effect of the reverse stock split, but this in no way will effect the validity of your current share certificates. The reverse split will occur on the Effective Date without any further action on the part of our shareholders. After the Effective Date, each share certificate representing Old Shares will be deemed to represent 1/80th share of our common stock. Certificates representing New Shares will be issued in due course as Old Share certificates are tendered for exchange or transfer to our transfer agent, Standard Registrar, Inc. We request that shareholders do not send in any of their stock certificates at this time.

As applicable, new share certificates evidencing New Shares that are issued in exchange for Old Shares representing restricted shares will contain the same restrictive legend as on the old certificates if the restriction period has not expired. Also, for purposes of determining the term of the restrictive period applicable to the New Shares, the time period during which a shareholder has held their existing pre-split shares will be included in the total holding period.

For more detailed information about the Company, including financial statements, you may refer to our recent Form 10-Q for the period ended June 30, 2008 filed with the Securities and Exchange Commission.  This information may be found at the SEC’s EDGAR database at www.sec.gov.  Our audited financial statements are contained in our Form 10-KSB for the year ended December 31, 2007, also available at www.sec.gov.

Upon written request, we will furnish without charge to record and beneficial holders of our common stock a copy of any and all of the documents referred to in this Information Statement.  These documents will be provided by first class mail.  Please make your request to the address or phone number below.

Only one information statement is being delivered to stockholders sharing an address unless contrary instructions have been received from one or more of those stockholders.  We will promptly deliver separate copies to a household of any stockholder who did not receive an individual copy and who requests a copy.

 Please submit your request to:

Stockholder Relations

View Systems, Inc.

1550 Caton Center Drive, Suite E

Baltimore, Maryland 21227

Telephone: (410) 242-8439 Fax: (410) 242-0765

By order of the Board of Directors,

/s/ Michael L. Bagnoli

Michael L. Bagnoli, Secretary

 September 17, 2008